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                                                                      EXHIBIT 21

                         Subsidiaries of the Registrant

     Name of Subsidiary                    Jurisdiction of Incorporation
     ------------------                    -----------------------------

Argosy Energy Incorporated                        Delaware

Argosy Petroleum Company, S.A.                    Colombia

Garnet Acquisition II, Inc.                       Texas

Garnet Energy Corporation                         Delaware

Garnet Oil Corporation                            Delaware

Garnet Pakistan Corporation                       Delaware

Garnet PNG Corporation                            Delaware

Garnet Resources Canada Ltd.                      British Columbia

Garnet Spain Corporation                          Delaware

Garnet Sulfur Company                             Nevada

Garnet Turkey Corporation                         Delaware


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